Exhibit 10.3

LEASE AGREEMENT BY AND BETWEEN

PPD PHARMACO, INC., as Tenant

AND

WEEKS REALTY, L.P., as Landlord

TABLE OF CONTENTS

1.	PREMISES AND TERM.	1

2.	BASE RENT, OPERATING EXPENSES, AND SECURITY DEPOSIT.	5

3.	COMPLIANCE WITH LAWS AND USE.	11

4.	REPAIR AND MAINTENANCE.	12

5.	ALTERATIONS.	14

6.	SIGNS.	15

7.	INSPECTION.	15

8.	UTILITIES.	16

9.	ASSIGNMENT AND SUBLETTING.	16

10.	FIRE AND CASUALTY DAMAGE.	17

11.	LIABILITY.	19

12.	CONDEMNATION.	20

13.	HOLDING OVER AND TERMINATION.	20

14.	QUIET ENJOYMENT.	21

15.	EVENTS OF DEFAULT.	21

16.	REMEDIES.	22

17.	LANDLORD’S LIEN.	23

18.	MORTGAGES.	23

19.	MECHANIC’S LIENS.	24

20.	NOTICES.	24

21.	BROKER’S CLAUSE.	26

22.	LANDLORD’S LIABILITY.	26

23.	RULES AND REGULATIONS.	27

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24.	HAZARDOUS MATERIALS.	27

25.	LANDLORD’S RIGHT TO SUBSTITUTE THE PREMISES.	27

26.	COVENANT OF TENANT.	28

27.	MISCELLANEOUS.	28

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EXHIBITS

EXHIBIT A- THE LAND

EXHIBIT B- FLOOR PLAN

EXHIBIT C- PLANS AND SPECIFICATIONS

EXHIBIT C-1- PROJECT DESIGN AND CONSTRUCTION SCHEDULE

EXHIBIT C-2- SHELL BUILDING COMPONENTS

EXHIBIT C-3- BASE BUILDING UPFIT

EXHIBIT D- RULES AND REGULATIONS

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), is made and entered into as of the 16th day of December, 1998, by and between WEEKS REALTY, L.P., a Georgia limited partnership authorized to do business in North Carolina as WEEKS REALTY LIMITED PARTNERSHIP (the “Landlord”), and PPD PHARMACO, INC., a Texas corporation (the “Tenant”).

W I T N E S S E T H:

1. PREMISES AND TERM.

(a) PREMISES. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, certain premises to be comprised of approximately 61,380 rentable square feet (the “Premises”) in a building to be constructed by Landlord (the “Building”) and situated on certain land (the “Land”) in Morrisville, the County of Wake, State of North Carolina, more particularly described on Exhibit A, attached hereto and incorporated herein by reference, together with all rights, privileges, easements, appurtenances and immunities belonging to or in any way pertaining to the Premises.

A floor plan of the Building and the Premises shall be attached hereto and made a part hereof as Exhibit B. The measurement of the Premises shall be conducted in accordance with BOMA standards, 1996 edition, currently applicable for a Class A office building comparable to the Building. Any upfit performed by Landlord to prepare the Premises for occupancy by Tenant shall be conducted in a good and workmanlike manner and in accordance with all laws, statutes, and regulations, and Landlord shall warrant the construction of the improvements for a period of one year from the Commencement Date. The taking of possession by Tenant shall be deemed conclusively to establish that each portion of the Premises and any improvements thereto are in good and satisfactory condition as of the date Tenant commenced occupancy of that portion of the Premises, except for latent defects and punchlist items. Tenant and Landlord shall complete a punchlist of items requiring repair that are the responsibility of Landlord within thirty (30) days of the Commencement Date. Tenant further acknowledges that no representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises have been made by Landlord unless such representations or promises are expressly set forth in this Lease. Within five days of the Commencement Date, Tenant shall, upon demand of Landlord, execute and deliver to Landlord a letter of acceptance of delivery of the Premises, acknowledging the Commencement Date.

All construction of the Premises shall be performed by Landlord in accordance with the schedule, plans and specifications for the Premises (herein referred to collectively as the “Plans”) which Plans are subject to the mutual and reasonable approval of Landlord and Tenant, a preliminary copy of which is attached hereto and made a part hereof as Exhibit C. Construction of the Premises shall proceed in accordance with the Building Design and Construction Schedule attached hereto and made a part hereof as

Exhibit C-1. The components of the Shell Building shall be as set forth in Exhibit C-2, attached hereto and made a part hereof. The components of the Building Upfit shall be as set forth in Exhibit C-3, attached hereto and made a part hereof.

Tenant shall review the Plans to provide its input with respect to all aspects of the Plans, including, but not limited to, the specific needs of Tenant with respect to Heating, Ventilation and Air Conditioning and other Building systems, and Landlord shall act reasonably to accommodate the specific needs of Tenant with respect to the Building systems.

Notwithstanding the above, Landlord and Tenant agree that a formal construction schedule and final Construction Drawings and Specifications, upon the completion of such documents by Landlord, Landlord’s architectural and engineering service providers, and other such parties and further subject to the mutual and reasonable approval of such documents by Landlord and Tenant, will replace the contents of Exhibit C for purposes of controlling the actual construction of the Premises; and such formal construction schedule and final Construction Drawings and Specifications shall replace Exhibit C by means of a lease amendment between Landlord and Tenant.

The base rent delineated in Paragraph 2(a) includes the costs of the Shell Building, currently estimated to be Ninety-Four and 35/100 Dollars ($94.35) per rentable square foot of the Premises (the “Shell Allowance”). Should the actual costs of the Shell Building (together with the reduced or increased financing costs and commissions of the Landlord) be different than the Shell Allowance, the base rent due hereunder shall be increased or decreased accordingly by multiplying the difference between the actual cost thereof and the Shell Allowance by a factor of Ten and 85/100 Percent (10.85%), as reasonably determined by Landlord.

The base rent delineated in Paragraph 2(a) also includes a contribution by the Landlord of Ninety-Two and 14/100 Dollars ($92.14) per rentable square foot of the Premises to be applied to the Building upfit, as set forth in Exhibit C-2 (the “Upfit Allowance”). Further, Landlord has agreed to permit Tenant to increase the Upfit Allowance by up to an additional Twelve and 86/100 Dollars ($12.86) per Rentable Square Foot of the Premises to satisfy Tenant’s interior finish requirements, as reasonably approved by Landlord (the Additional Upfit Allowance”). At the option of Tenant, any portion or all of the Additional Upfit Allowance used by Tenant to complete the upfit shall be amortized over the term of the Lease with interest at the rate of eleven percent (11%) per annum and repaid by Tenant in equal monthly installments together with its payment of base rent hereunder.

Should for any reason the upfit costs for the Premises be greater than a total of One Hundred Five and NO/100 Dollars ($105.00) per rentable square foot (the “Maximum Upfit Allowance”), such excess (the “Excess”) shall be borne by Tenant and payable by Tenant to Landlord within thirty (30) days of demand by Landlord to Tenant. Failure by Tenant to pay the Excess upon demand as aforesaid is an event of default hereunder and, in addition to all other remedies available to Landlord at law, or in equity for such event of default, Landlord may recover from Tenant the cost it incurs in preparing the Premises for another tenant.

Should the upfit costs for the Premises be less than the Upfit Allowance, Tenant shall be allowed to upgrade the improvements to the Premises, as reasonably approved by Landlord, to fully utilize the entire Upfit Allowance; or Tenant may elect to have Landlord apply the unused Upfit Allowance (together with the reduced financing costs and commissions of Landlord), multiplied by the amortization constant for eleven percent (11%) per annum to reduce the base rent due hereunder, proportionately over the entire Lease Term, all as reasonably determined by Landlord and Tenant.

Additionally, in the event that Tenant shall not utilize all the Upfit Allowance or all or any part of the Additional Upfit Allowance, Tenant shall have the right to apply such unused monies towards the costs of upfitting the Premises subsequent to completion of the initial improvements (“Deferred Allowance”) up to the Maximum Upfit Allowance, subject to mutual and reasonable approval of plans and specifications for such improvements by Landlord and Tenant. Tenant’s right to the Deferred Allowance shall expire at the end of the second year of the term of the Lease and Landlord shall have no further obligation to provide any improvement allowances of any kind during the term of the Lease unless stated otherwise in this Lease. Any Deferred Allowance used by Tenant shall be amortized over the term of the Lease remaining at the time of completion of such improvements, with interest at the rate of eleven percent (11%) per annum (the “Amortization Constant”), and repaid by Tenant in equal monthly installments together with its payment of base rent hereunder.

Landlord shall act reasonably to allow Tenant reasonable access to the Premises at least thirty days prior to the Commencement Date to install its furniture, telephone and computer systems, and other special Building systems. Tenant covenants and agrees to conduct its actions in such a manner to not disturb the preparation by Landlord of the Premises for occupancy by Tenant. Upon the entry by Tenant onto the Premises, this Lease shall be deemed to apply with respect to the requirements that Tenant carry the insurance policies required under this Lease, and that Tenant shall indemnify, defend and hold harmless Landlord in accordance with the provisions of this Lease, as provided in Sections 10 and 11 hereof.

(b) TERM.

TO HAVE AND TO HOLD the same for an initial term of one hundred and eighty (180) months commencing upon the date (i) the Premises are delivered by Landlord to Tenant as substantially complete in accordance with the Plans, and (ii) a temporary certificate of occupancy has been issued for the Premises by the Town of Morrisville, NC (the “Commencement Date”), and ending 180 months thereafter, unless sooner terminated pursuant to the provisions hereof (the “Termination Date”). The Commencement Date and Termination Date may be extended by Landlord, in its discretion, due to delays beyond the control of Landlord, including, but not limited to, acts or omissions of Tenant, force majeure, delays in obtaining permits, licenses or other approvals, acts of God, delays caused by Tenant, and/or inclement weather, including site conditions or winter weather that prohibit or adversely affect construction (collectively, the “Excused Delays”). In the event the Commencement Date has not occurred by December 1, 1999 due to acts or omissions of Landlord (with such date being extended for any Excused Delays), Landlord shall credit against the first installment(s) of base rent due hereunder from Tenant an amount equal to one day’s base rent for each day the Commencement Date is delayed. In the event the Commencement Date has not occurred by December 1, 1999 due to acts or omissions of Tenant (with such date being extended for any delay due to acts or omissions of Landlord and any Excused Delay except for a Tenant Delay), Landlord shall receive from Tenant on the Commencement Date an amount equal to one day’s base rent for each day the Commencement Date is delayed due solely by reason of a Tenant Delay (as hereinafter defined). The aforesaid monetary amounts shall act as a sole and exclusive remedy to each party hereto for any delay in the Commencement Date. Landlord shall use reasonable efforts to provide Tenant at least sixty days prior written notice of the Commencement Date. A Tenant Delay shall be defined as a delay due in whole or in part to (i) failure by Tenant to furnish information requested by Landlord within five business days of the request therefor, or if such request may not be satisfied by Tenant within five business days due to the time reasonably needed to satisfy such request if Tenant is acting in good faith and proceeding diligently, Tenant fails to commence its efforts to satisfy such request within five business days or fails to diligently pursue satisfaction of a request thereafter; (ii) the acts or omissions by a person or entity employed by Tenant in the completion of any work in connection with the upfit of the Premises by said person or entity; or (c) other acts or omissions, whether negligent, willful, or intentional of Tenant, its agents, employees, officers, directors, or independent contractors, and as a result of the foregoing, Landlord is unable to complete its obligations under this Lease by the Commencement Date. Landlord shall provide written notice to Tenant of any Tenant Delay as soon as practicable after the occurrence of any Tenant Delay.

(c) Option to Renew. Tenant shall have the option to renew the term of the Lease for one renewal period (the “Renewal Term”) of five lease years in duration, provided that Tenant shall not be in default under the Lease on the date such rights are exercised, or on the date the Renewal Term shall commence. The date of the commencement of the Renewal Term shall be the day after the expiration of the then current term of the Lease (unless sooner terminated as provided herein).

All terms and conditions of this Lease shall be in effect during the Renewal Term (including the right of Landlord to increase base rent as provided in paragraph 2 of the Lease), except that (i) the base rent paid by Tenant during the Renewal Term shall be the lesser of: (1) ninety-five percent of the then prevailing market rental rate (the “Market Rent”) for laboratory buildings in the Research Triangle Park, North Carolina area of similar research usage, utility, size, age, construction, finishes, upfit, and with similar amenities and landscaping, and similar occupancy levels to the Building, as reasonably determined by Landlord and Tenant, or (2) $24.00 per rentable square foot, triple net; and (ii) upon the exercise by Tenant of its right for the Renewal Term, all rights of Tenant to renew or extend this Lease term shall lapse. The base rent established by Landlord and Tenant for the Renewal Term shall increase on January 1 of each year during the Renewal Term by two and three-fourths percent (2 and 3/4ths) over the base rent paid the previous

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year. In the event that Landlord and Tenant cannot agree upon the base rent to be paid by Tenant during the Renewal Term, this Lease shall terminate and the options to renew provided to Tenant hereunder shall be null and void and of no further force and effect. Tenant shall deliver Landlord written notice of its election to exercise its option to renew no less than nine (9) months prior to the expiration of the initial term of the Lease; failing which Tenant’s right to renew for the Renewal Term shall be null and void.

(d) Option to Purchase. Provided there is (i) no default or event of default by Tenant under this Lease on the date its rights are exercised or upon the date that Tenant shall purchase the Building and Land and (ii) Tenant shall continue to lease the entirety of the Building, Tenant shall have a one-time right to purchase the Building and Land for a purchase price of $15,000,000.00 in cash provided that Tenant shall provide Landlord written notice of its intent to exercise its Option to Purchase at least nine months prior to the Termination Date, and shall close on the purchase on the first business day following the Termination Date of the initial term of this Lease. Should Tenant fail to comply strictly with the foregoing conditions precedent, the rights of Tenant under this Option to Purchase shall be null and void and of no further force and effect. Each party hereto shall pay its fees and expenses in connection with a closing by Tenant upon the Building and Land.

2. BASE RENT, OPERATING EXPENSES, AND SECURITY DEPOSIT.

(a) BASE RENT.

Tenant agrees to make monthly payments of base rent to Landlord for the Premises (“base rent”), in advance, without demand, deduction or offset, in lawful money of the United States, in the following amounts:

Time Period	Base Rent Per Rentable Square Foot of the Premises
Year 1	$23.44
Year 2	$23.44
Year 3	$23.79
Year 4	$24.16
Year 5	$24.53
Year 6	$24.92
Year 7	$25.32
Year 8	$25.73
Year 9	$26.14
Year 10	$26.58
Year 11	$27.02
Year 12	$27.02
Year 13	$27.47
Year 14	$27.94
Year 15	$28.42.

Base rent shall be due and payable commencing upon the Commencement Date, and continuing on the first day of each and every month thereafter until the Termination Date. Rent payments for any fractional calendar month at the end, or the beginning of the term of the Lease, shall be prorated. Base rent for the Premises as provided herein has been calculated based upon the construction of the Premises as provided in the Plans attached hereto. Base rent shall be revised in accordance with paragraph 1(a) of this Lease should the Plans be modified and any such modifications result in increases or decreases in the costs incurred in constructing the Premises in accordance with the Plans, as reasonably determined by Landlord and Tenant.

(b) TAXES.

Beginning on the Commencement Date and continuing for the entire term hereof, Tenant shall pay to Landlord, as additional rental, Tenant’s pro rata share of all taxes, assessments and governmental charges of any kind or nature whatsoever levied or assessed against the Land and the Building by any municipality, county, or other governmental agency (the “Taxes”), which shall be based upon the ratio of the square footage of the Premises to the total square footage of the Building. Tenant shall pay its pro rata share of the Taxes in advance in equal monthly installments in such amounts as are estimated for each year by Landlord at the beginning of each calendar year during the term, each such installment being made along with payments of base rent hereunder. Tenant’s share of Taxes for the initial year of the term is estimated by Landlord to be $.84 per square foot per year, or $4,296.60 per month.

(c) INSURANCE EXPENSE.

Beginning on the Commencement Date and continuing for the entire term hereof, Tenant shall pay to Landlord, as additional rental, Tenant’s pro rata share of the insurance premiums (the “Insurance Expense”) for commercial general liability, and fire and extended coverage insurance on the Building and the Land, which shall be based upon the ratio of the square footage of the Premises to the total square footage of rentable space in the Building. Tenant shall pay its pro rata share of the Insurance Expense in advance in equal monthly installments in such amounts as are estimated by Landlord at the beginning of each calendar year during the term, each such installment being made along with payments of base rent hereunder. Tenant’s pro rata share of the Insurance Expense for the initial year of the term is estimated by Landlord to be $.03 per square foot per year or $ 15.35 per month.

(d) CAM EXPENSE.

Beginning on the Commencement Date and continuing for the entire term hereof, Tenant shall pay to Landlord, as additional rental, Tenant’s pro rata share of the cost to Landlord of all the costs and expenses of the operation, repair and maintenance of the Premises, the Building, its exterior and common areas, and driveways and parking areas, including, but not limited to, the costs of lawn maintenance, driveway and parking area maintenance for the Premises and for the streets and roadways providing access to the Building and the Land, management and supervisory fees, costs for the monitoring, review, and supervision of Tenant with respect to its maintenance and repair responsibilities as set forth in paragraph 4 hereof, exterior lighting maintenance, snow removal, repair and maintenance of paved areas, cleaning supplies, miscellaneous building supplies, sweeper brushes, supplies for materials used in common by all tenants of the complex in which the Premises are located, external paint for the Building, exterior and common area maintenance, external plumbing for the Building, utility costs for exterior lighting including lighting in exterior common areas, security guards for the complex in which the Premises are located, signs for the complex in which the Premises are located, fuel for vehicles and street sweepers used by Landlord in the complex in which the Premises are located and miscellaneous maintenance expenses, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, window glass replacement and repair, compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the operation and/or maintenance of the Building, and costs for janitorial expense, maintenance, repair, and replacement of Building systems not being repaired, maintained and replaced by Tenant, if any, and trash removal at the Premises (hereinafter collectively, the “CAM Expense”). The pro rata share of Tenant for CAM Expense shall be based upon the ratio of the square footage of the Premises to the total square footage of rentable space in the Building. Tenant’s pro rata share of the CAM Expense for the initial year of the term is estimated by Landlord to be $.76 per square foot per year or $3,887.40 per month.

(e) RECONCILIATION OF EXPENSES.

Landlord shall promptly notify Tenant of the total actual (i) Taxes assessed against the Land and the Building, (ii) Insurance Expense, and (iii) CAM Expense, attaching a copy of the tax or special assessment bill, the insurance invoice, or the calculation of CAM Expense, as applicable, and shall specify (i) Tenant’s pro rata share thereof, and (ii) the excess, if any, of Tenant’s pro rata share over Landlord’s estimation for such calendar year. Tenant shall pay the excess amount so specified to Landlord within thirty (30) days following receipt by Tenant of Landlord’s letter. Failure by Tenant to pay Landlord such amount within the period designated shall constitute a non-payment of rent by Tenant and a default of Tenant’s obligation under the Lease, and Landlord shall be entitled to all remedies provided for in this Lease upon default in payment of rent. If the first year for which Tenant’s pro rata share of Taxes, Insurance Expense, or CAM Expense (hereinafter collectively, the “Expenses”) are due or the final year of the term hereof do not coincide with the calendar year, Tenant’s pro rata share of Expenses for the portion of that year shall be prorated according to the number of months during which Tenant was in possession of the Premises. In the event Landlord’s estimation of Expenses shall exceed the actual amount of Expenses, the amount paid by Tenant for such year shall be adjusted between Landlord and Tenant and Tenant shall receive a credit against the next due installment of rent hereunder in such excess amount unless this Lease has expired or been otherwise terminated, in which event Landlord shall pay to Tenant such excess amount within thirty (30) days following receipt by Tenant of Landlord’s letter.

In the event Tenant shall dispute the amount set forth in any statement provided by Landlord under this subparagraph (e), Tenant shall have the right, not later than thirty days following the receipt of such statement and upon condition that Tenant shall first deposit with Landlord the undisputed portion, if any, to elect to have Landlord’s books and records with respect to such calendar year to be audited by auditors selected by Tenant and subject to Landlord’s reasonable approval. Such audit must be completed no later than 60 days after receipt of Landlord’s letter, with such time limit to be extended due to delays caused by Landlord. All costs for the audit shall be borne by Tenant unless the audit disclosed an overcharge of ten percent or more, in which case the costs of the audit not to exceed $1,000 shall be borne by Landlord. If Tenant shall not request an audit in accordance with the provisions of this paragraph within thirty days of receipt of Landlord’s statement provided pursuant to this subparagraph (e), such statement shall be final and binding for all purposes hereof.

(f) SECURITY FOR PERFORMANCE BY TENANT. Until the day that is the sixth anniversary of the Commencement Date, Tenant shall provide Landlord with a clean, irrevocable and unconditional letter of credit from an issuer satisfactory to Landlord payable to Landlord as beneficiary in the amount of $3,000,000.00 (the “Letter of Credit”). The Letter of Credit must continue at all times in full force and effect, shall secure the performance by Tenant under this Lease and may be presented by Landlord for payment upon either: (i) the occurrence of an event of default under this Lease; or (ii) failure by Tenant to provide evidence to Landlord of its renewal of the Letter of Credit at least thirty days prior to the then current expiration date of the Letter of Credit. Upon the end of the fifth lease year hereunder, if the shareholder equity in Tenant is not in excess of $90,000,000.00, the Letter of Credit must continue to be provided by Tenant for an additional five years upon the terms and conditions provided herein. Should Tenant fail to provide sufficient evidence to Landlord of its shareholder equity or the continued existence of the Letter of Credit prior to the end of the fifty-ninth month of the Lease term, Landlord may draw the full $3,000,000.00 of the Letter of Credit. Should Landlord draw upon the Letter of Credit, Landlord shall reduce the base rent due and payable hereunder by Tenant proportionately over the term of the Lease, as reasonably determined by Tenant. Should the Lease be terminated for any reason, Tenant shall not be entitled to a refund of the amount drawn by Landlord under the Letter of Credit. Landlord shall reimburse Tenant for its legal fees and expenses in procuring and maintaining the Letter of Credit in an amount of up to $30,000.00 each year within thirty days after Tenant provides to Landlord reasonable evidence of its fees and expenses.

(g) PROVISIONS TO SURVIVE LEASE TERMINATION.

Any unperformed obligations of Tenant under this Section 2 shall survive the termination of the Lease, for whatever reason, or any extension or renewal hereof.

3. COMPLIANCE WITH LAWS AND USE.

(a) The Premises shall be used only for the following purposes: the conduct of laboratory testing and research procedures and general office purposes related thereto. Tenant shall conduct no activity that will result in the discharge of harmful gases, effluents or other wastes or toxic substances other than as required in the ordinary course of the business of Tenant and in compliance with all applicable laws, statutes, and regulations. Outside storage, including, without limitation, trucks and other vehicles, is prohibited without Landlord’s prior written consent except such outside storage as is reflected on the Plans. Tenant shall at its sole cost and expense obtain any and all licenses and permits necessary for its use of the Premises. Tenant shall comply with all governmental laws, ordinances, policies and regulations relating to the use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of any violation of such laws, ordinances, policies and regulations in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to permeate in or emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Building or unreasonably interfere with their respective premises. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive, flammable, combustible, corrosive, caustic, radioactive, toxic, hazardous or poisonous except as required in the ordinary course of the business of Tenant and in compliance with all applicable laws, statutes, and regulations. Tenant will not permit the Premises to be used for any purpose or in any manner (including, without limitation, any method of storage) which would render the insurance thereon void or the insurance risk more hazardous or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits. Tenant shall give notice to Landlord immediately upon the occurrence of any accident or incident on the Premises that would trigger reporting requirements under applicable laws, including, under the Occupational Safety and Health Act, as amended (“OSHA”), or upon Tenant’s discovery of any defects thereon or in any fixtures or equipment located therein or upon the occurrence of any emergency in the Premises or the Building. Tenant shall ensure the proper and lawful storage and disposal of all medical, radioactive, hazardous, toxic and other substances from the Premises, and shall indemnify, defend and hold harmless Landlord, its agents, employees, and officers of and from all liability, loss, cost and expense incurred due to the improper or unlawful storage and disposal by Tenant of any medical, radioactive, hazardous, toxic or other substances used by Tenant at the Premises.

(b) Any costs or expenses for alterations, additions or improvements required to modify the common areas of the Building to comply with the Americans with Disabilities Act, as amended (the “ADA”) shall be paid by Landlord throughout the term of this Lease. Such alterations, additions or improvements shall be made or not made in the sole discretion of Landlord, and Landlord shall be solely liable for failure to make the required alterations, additions or improvements. All alterations, additions or improvements to the Premises required by the ADA on the Commencement Date of this Lease, and after the Commencement Date if the initial construction to be performed by Landlord has not been completed prior to the Commencement Date, shall be made and paid for by Landlord, and Landlord shall be solely liable for failure to make such required alterations, additions or improvements. Except as provided above, any alterations, additions or improvements to the Premises required by any modification or supplement to the ADA promulgated after the Commencement Date, shall be made and paid for by Tenant, and Tenant shall be solely liable for failure to make such required alterations, additions or improvements. In the event either party hereto shall fail to make any required alterations, additions or improvements pursuant to the ADA, after thirty (30) days written notice to the other party hereto, accompanied by evidence in support of its position regarding the needed alterations, shall have the right but not the obligation to make such alterations, additions or improvements at the expense of the other party and demand reimbursement of its expenses.

For purposes of this Lease, the common areas for the Building shall consist of the entranceways and private roadways to the Building, landscape areas on the Land, and the driveways and parking areas located on the Land (hereinafter collectively, the “Common Areas”) but no third party shall have rights thereto unless specifically granted. These common areas may be expanded by Landlord for the benefit of all occupants of the Building.

(c) To the best of Landlord’s knowledge, the Premises shall, as of the Commencement Date, comply with the ADA.

4. REPAIRS AND MAINTENANCE.

(a) Landlord shall maintain, repair and replace only the roof, downspouts, gutters, foundation, utility lines located outside the Premises, dock boards, truck doors, dock bumpers, parking lots and sidewalks on the Land, and the structural soundness of the exterior walls of the Building in good repair, reasonable wear and tear excepted. Tenant shall repair, replace and pay for, any damage to the foregoing caused by the negligence of Tenant or Tenant’s employees, agents or invitees, or caused by Tenant’s default hereunder. The term “walls” as used herein shall not include interior windows, glass or plate glass, doors, special interior store fronts or office entries. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which Landlord shall have reasonable opportunity to repair same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

(b) Tenant shall at its own cost and expense maintain, repair and replace all parts of the Premises (except those for which Landlord is expressly responsible under the terms of this Lease) in good condition in accordance with the standards for laboratory buildings in the Research Triangle Park, North Carolina area of similar research usage, utility, size, age, construction, finishes, and upfit as reasonably determined by Landlord, promptly making all necessary repairs and replacements, including, but not limited to, all Building systems, including, but not limited to, heating, ventilation, air conditioning, mechanical, plumbing and electrical, and vacuum, air pressure, DI water, gas manifolds, gas storage, gas pipes, hazardous waste disposal, elevators, windows, glass and plate glass, doors, any special office entry, interior walls, finish work, and floors and floor coverings, and Tenant shall conduct all general maintenance, including, bolt repair and light fixtures, normal wear and tear excepted. Tenant shall not be obligated to repair any damage covered by the insurance to be maintained by Landlord pursuant to subparagraph 10(a) below, unless due to the acts or omissions of Tenant, its agents, employees, or independent contractors.

(c) If either party hereto shall fail to fulfill its obligations under this paragraph, the other party hereto may enter upon the area of the Building or the Premises as required to conduct the obligations of the defaulting party, and shall be entitled to reimbursement from the defaulting party for its actual costs and expenses in conducting such obligations. The defaulting party shall reimburse the other party hereto for its actual costs and expense promptly upon demand made by the other party hereto. The provisions of this subparagraph shall not be interpreted to obligate either party hereto to conduct obligations of the other party hereto.

(d) Tenant shall conduct periodic maintenance of all hot water, heating and air conditioning systems and units in the Premises, remove and replace filters therein. In addition, Tenant shall bear responsibility to ensure the provision of daily janitorial service and removal of trash and debris from the Premises. Tenant shall enter into contracts providing for the periodic maintenance, repair, and replacement of all Building systems, for periodic pest and insect extermination, and for daily janitorial service and removal of trash and debris from the Premises and deposit of trash in exterior containers located by Landlord on the Land; provided, however, Tenant shall bear sole responsibility for the removal of hazardous, or toxic substances, or medical wastes from the Premises and to the appropriate site as required under applicable laws, statutes, and ordinances. A copy of all of the aforesaid contracts entered into by Tenant shall be provided to Landlord on or prior to the Commencement Date.

(e) Tenant shall not damage any demising wall of the Building, or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.

(f) Tenant and its employees, customers and licensees shall have the non- exclusive right to use the parking areas on the Land as may be designated by Landlord in writing, subject to reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other tenants. Tenant shall not park on streets, rights of ways, driveways, or roadways adjacent to the Building or the Land, nor allow its employees, agents, invitees, or licensees to do so. No vehicles other than passenger vehicles shall be parking on the Land, without the prior written consent of the Landlord. Any vehicles, including, tractors, trailers, or tractor trailers parked at the Building in violation of any provision of this Lease, or abandoned on the Land, as reasonably determined by Landlord, are subject to removal by Landlord, at the cost and expense of Tenant, and Tenant shall indemnify, defend, and hold harmless Landlord of and from all loss, cost and expense incurred by Landlord in the enforcement of the provisions of this Section. Tenant shall be considerate of the parking needs of other tenants of the Building, and shall not violate the rights of other tenants of the Building. So long as Tenant shall continue to lease at least 61,380 rentable square feet, Tenant shall have the non-exclusive use of 172 parking spaces at the Building (this total includes handicapped parking spaces; provided, however, in the event any improvements, or equipment located by Tenant on the Land consume any portion of the parking area located on the Land, the parking spaces affected shall be counted against the parking ratio available for use by Tenant at the Premises. Landlord shall act reasonably to enforce Tenant’s parking rights against any third parties. Landlord may require, at its option, in its sole discretion, that Tenant, its employees, invitees, and visitors use certain numbered spaces to be designated by Landlord.

5. ALTERATIONS.

(a) Subject to the provisions of this subparagraph (a), Tenant shall not make any alterations, additions or improvements to the Premises (including, but not limited to, roof and wall penetrations) without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, should Tenant submit preliminary plans for making an alteration to the Premises and such plans are in form sufficient for Landlord to review the alteration contemplated by Tenant, Landlord shall respond within ten business days of its receipt of such plans, or the plans and the alteration to be made by Tenant shall be deemed approved. If the plans submitted by Tenant are insufficient for Landlord to review the contemplated alteration, Landlord shall so notify Tenant and Tenant shall revise and resubmit the plans to Landlord but the ten day time period for Landlord to act as aforesaid shall not be deemed to commence until such time as Tenant shall have submitted a sufficient plan to Landlord, as reasonably determined by Landlord. All submissions of plans to Landlord under this paragraph 5 shall be sent in accordance with the provisions of paragraph 20 hereof. Landlord may require as a condition to Tenant making any alteration to the Premises that Tenant restore the Premises to its condition as of the Commencement Date prior to Tenant vacating the Premises. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner, erect such shelves, bins, machinery and trade fixtures and remove and replace interior non-structural walls, as it may deem advisable, without altering the basic character or structure of the Premises or improvements and without overloading or damaging the Premises or improvements, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. Tenant shall not make any alterations, additions or improvements to the Premises which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, including but not limited to commercial general liability, or which will prevent Landlord from securing such policies in companies acceptable to Landlord. If any such alterations, additions or improvements cause the rate of fire or other insurance on the Premises by companies acceptable to Landlord to be increased beyond the minimum rate from time to time applicable to the Premises for permitted uses thereof, Tenant shall pay as additional rent the amount of any such increase promptly upon demand by Landlord.

(b) Any and all alterations, additions, improvements, partitions and fixtures erected by Tenant shall be the property of Landlord and shall remain at the Premises upon termination of the Lease or upon earlier vacating of the Premises. All shelves, bins, machinery, trade fixtures and other specialized equipment installed and paid for by Tenant may be removed by Tenant prior to the termination of this Lease provided such removal may be accomplished without damage to the Premises or to the primary structure or structural qualities of the Building and other improvements situated on the Premises. Tenant shall repair any damage to the Premises, or to the Building as a result of any alteration, addition, improvement, or repair to the Premises, or the removal of personal property or trade fixtures by Tenant, its employees, agents, invitees, or contractors to the Premises. Should Tenant fail to conduct any such repair within ten days of written notice from Landlord, Landlord may, at its option, perform same, and Tenant shall remit payment to Landlord for the actual cost and expense incurred by Landlord in effecting such repair immediately upon demand.

6. SIGNS.

(a) Landlord shall install at its expense a monument sign on the Land containing the name of Tenant. In addition, Landlord shall include the name of Tenant on the Building directory. All signs for the Premises shall be in form and substance, location, color, shape, size (including, height, width and length of lettering and total signage) and configuration, mutually and reasonably approved by Landlord.

(b) Tenant shall have the right to install signs upon the Premises only when first approved in writing by Landlord and subject to any applicable governmental laws, ordinances, regulations and other requirements. Tenant shall remove all such signs upon the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises, and Tenant shall repair any injury or defacement, including, without limitation, discoloration of the Building caused by such installation and/or removal. Tenant shall have the right to install paraphet signage on the Building at the expense of Landlord, and provided Tenant complies with the provisions of this paragraph 6.

7. INSPECTION AND ENTRY.

(a) Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease or in order to show the Premises to any prospective purchaser or lender so long as Landlord shall be escorted by an employee of Tenant, or the agent or employee of Landlord entering the Premises shall have received training from Tenant with respect to entry upon the Premises based upon the usage of the Premises by Tenant. During the period that is six (6) months prior to the end of the term hereof, Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises to any prospective tenant and shall have the right to erect on the Premises a suitable sign indicating the Premises are available.

Tenant shall schedule with Landlord at least sixty (60) days prior to vacating the Premises a time mutually agreeable to the parties hereto for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibilities for repairs and restoration.

(b) Within thirty days of the Commencement Date of this Lease, Tenant shall develop and provide a copy to Landlord of its hazard communication plan (the “Plan”) with respect to any accidents or incidents at the Building, and shall thereafter provide Landlord with any amendments to the Plan within five days of their development. Tenant shall ensure that the Plan complies with all applicable laws, statutes, and regulations. Tenant shall bear all costs of training the employees of Landlord with respect to the Plan, and any amendments thereof.

(c) Tenant shall provide Landlord immediately a copy of any notices or correspondence it receives from OSHA, or from any other state, federal, or local agency concerning the Premises.

(d) Tenant shall provide to Landlord training for its employees and staff that may enter the Building. This training shall be provided on an annual basis and shall be sufficient to apprise the employees and staff of Landlord of the usage of Tenant of the Building and the safety concerns with respect to any entry thereon. Training updates shall be provided by Tenant to Landlord upon the same schedule as provided to employees of Tenant. All training shall be provided in the Building or in another building of Landlord located nearby and shall be at the cost and expense of Tenant.

8. UTILITIES. Landlord agrees to provide at its cost, all utility line connections into the Premises. Tenant shall contract and pay for all utilities for the Premises directly with each service provider of the Premises. Landlord shall not be liable for any interruption or failure of utility services on the Premises; provided, however, in the event any utility service to the Premises is interrupted due to acts or omissions of Landlord, the liability of Landlord therefor shall be the costs to restore same.

9. ASSIGNMENT AND SUBLETTING. Tenant shall not sublet the Premises or the interest of Tenant therein in whole or in part, or assign this Lease or the interest of Tenant therein in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Further, Tenant may not sell, lien, or encumber its interest in this Lease, or assign or delegate the management or permit the use or occupancy of the Premises in whole or in part by anyone other than Tenant without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord and Tenant acknowledge and agree that the foregoing provisions have been freely negotiated by the parties hereto and that Landlord would not have entered into this Lease without Tenant’s consent to the terms of this Paragraph 9.

In no event shall this Lease be assignable by operation of any law, without the prior written consent of Landlord which consent shall not be unreasonably withheld, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency, or reorganization proceedings. No assignment, transfer, mortgage, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or subtenant, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord’s approval in any other case.

If for any approved assignment or sublease Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the base rent hereunder, or in case of a sublease of part of the Premises, in excess of the portion of such rent fairly allocable to such part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account, Tenant shall pay to Landlord as additional rent one-half of the full excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. Notwithstanding the foregoing, if Tenant shall offer any sublease or assignment of space in the Premises for less than the current asking price of Landlord for space comparable in size and usage by Landlord to a prospective tenant in an arms length transaction at the current fair market value for such space (which asking price Landlord shall provide to Tenant upon request made therefor), then Landlord shall be entitled to receive all of the full excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

Notwithstanding any provision of this Lease to the contrary, should Tenant receive consent from Landlord to sublease or assign its interest in the Premises and seek to sublease or assign its interest in the Premises in accordance with this paragraph, Tenant shall not use the name of Landlord, any insignia of Landlord, or any likeness of the Building in any of its advertising for such sublease or assignment.

10. FIRE AND CASUALTY DAMAGE.

(a) Landlord agrees to maintain standard fire and extended coverage insurance for the Building in an amount not less than full replacement cost as such term is defined in the Replacement Cost Endorsement to be attached thereto, insuring against special causes of loss, including, the perils of fire, and lightning, such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the State of North Carolina. Subject to the provisions of subparagraphs 10(c), 10(d) and 10(e) below, such insurance shall be for the sole benefit of Landlord and under its sole control.

(b) If the Premises should be damaged or destroyed by any peril covered by the insurance to be provided by Landlord under subparagraph 10(a) above, Tenant shall give immediate written notice thereof to Landlord.

(c) If the Premises should be totally destroyed by any peril covered by the insurance to be provided by Landlord under subparagraph 10(a) above, or if they should be so damaged thereby that rebuilding or repairs cannot in Landlord’s estimation be completed within one hundred and eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

(d) If the Premises should be damaged by any peril covered by the insurance to be provided by Landlord under subparagraph 10(a) above, but only to such extent that rebuilding or repairs can, in Landlord’s estimation, be completed within one hundred and eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, and Landlord shall, at its sole cost and expense, thereupon proceed with reasonable diligence to rebuild and repair the Premises to substantially the condition in which they existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be abated as may be fair and reasonable under all of the circumstances, as reasonably determined by Landlord and Tenant.

(e) Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder thereafter accruing shall cease and terminate.

(f) Each of Landlord and Tenant hereby waives all rights to recover against each other or against any other tenant or occupant of the Building, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of each other or of any other tenant or occupant of the Building, for any loss or damage arising from any cause covered by any insurance required to be carried by each of them pursuant to this Lease, or any other insurance actually carried by either of them. Landlord and Tenant shall cause their respective insurers to issue waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Building or the Premises or the contents of either of them, and any cost for the issuance of such endorsements shall be borne by the original insured under such policies.

(g) The obligation of Landlord in this paragraph 10 to repair and restore the Premises and the Building as provided herein, does not include an obligation of Landlord to repair the fixtures, equipment, or personal property of Tenant, which Tenant shall insure for its benefit, and Tenant shall have the obligation to repair and restore in the event of a casualty or other loss to the extent that replacement of such items is appropriate for the Tenant’s continuing use of the Premises.

(h) The period of time within which repair and restoration of the Premises must be completed shall be extended due to delays occasioned by force majeure; provided, however, all repair and restoration must be completed by Landlord within 360 days after the date of the casualty.

11. LIABILITY. Landlord shall not be liable to Tenant or Tenant’s employees, agents, officers, partners, licensees or invitees, or to any other person whomsoever, for any damage to property on or about the Premises belonging to Tenant or any other person, due to any cause whatsoever, unless caused by the gross negligence, or willful or intentional misconduct of Landlord.

Tenant hereby covenants and agrees that it will at all times indemnify, defend (with counsel approved by Landlord) and hold safe and harmless Landlord (including, without limitation, its trustees and beneficiaries if Landlord is a trust), and Landlord’s agents, employees, patrons and visitors from any loss, liability, claims, suits, costs, expenses, including without limitation attorney’s fees and damages, both real and alleged, incurred by Landlord, its agents, employees, officers, partners, invitees, or licensees arising out of or resulting from the occupancy by Tenant of the Premises, a breach by Tenant of any provision of this Lease, or the conduct by Tenant of its business in the Building.

Landlord hereby covenants and agrees that it will at all times indemnify, defend (with counsel reasonably approved by Tenant) and hold safe and harmless Tenant (including, without limitation, its trustees and beneficiaries if Tenant is a trust), and Tenant’s agents, employees, patrons and visitors from any loss, liability, claims, suits, costs, expenses, including without limitation attorney’s fees and damages, both real and alleged, incurred by Tenant, its agents, employees, officers, partners, invitees, or licensees arising out of or resulting from a breach by Landlord of any provision of this Lease.

Tenant shall procure and maintain throughout the term of this Lease a policy or policies of insurance, at its sole cost and expense, naming Landlord as an additional insured, and insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with: (i) the Premises; (ii) the condition of the Premises; (iii) Tenant’s operations in and maintenance and use of the Premises; (iv) the equipment, personal property and fixtures of Tenant located on the Premises; (v) any interruption in the conduct of the business of Tenant on the Premises; (v) Tenant’s liability assumed under this Lease, and such other kinds of insurance as Landlord shall reasonably request. The limits of coverage maintained by Tenant for (i) commercial general liability shall be not less than $5,000,000.00 with respect to each occurrence, not less than $5,000,000.00 with respect to personal injury or death of a single person, not less than $5,000,000 general aggregate, and not less than $5,000,000.00 with respect to products completed operations aggregate, (ii) for business interruption insurance shall be not less than coverage for actual loss, and (iii) for replacement of the equipment, personal property and fixtures of Tenant shall be not less than full replacement value.

All such policies shall be procured by Tenant from responsible insurance companies satisfactory to Landlord with an A.M. Best’s Rating of at least “A”. Certified copies of such policies, together with receipt evidencing payments of premiums thereof, shall be delivered to Landlord prior to the Commencement Date. Not less than fifteen (15) days prior to the expiration date of any such policies, certified copies of the renewals thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days prior written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

12. CONDEMNATION.

(a) If the whole or any substantial portion of the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises by Tenant for the purposes provided herein, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of the Premises shall occur.

(b) If a portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the use by Tenant of the Premises is not materially interfered with, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall be reduced in an amount that shall be reasonable under all of the circumstances.

(c) In the event of any such taking or private purchase in lieu thereof, Landlord shall be entitled to receive and retain all awards as may be awarded in any condemnation proceedings other than those specifically awarded Tenant for a taking of Tenant’s personal property, loss of business and moving expenses.

13. HOLDING OVER AND TERMINATION.

(a) Tenant shall upon the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord without the requirement of notice by Landlord to Tenant of the termination of this Lease, nor any grace or cure period should Tenant fail to yield up immediate possession to Landlord. Unless the parties hereto shall otherwise agree in writing, if Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, the hold over tenancy shall be subject to termination by Landlord at any time upon not less than five (5) days advance written notice, or by Tenant at any time upon not less than thirty (30) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord from time to time upon demand, as rental for the period of any hold over, an amount equal to one and 35/100 (1-35/100) the rent in effect on the termination date, computed on a daily basis for each day of the hold over period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 13 shall not be construed as Landlord’s consent for Tenant to hold over.

(b) Upon the termination of this Lease for whatever reason, Tenant shall quit and immediately surrender the Premises to Landlord, broom clean, in good order and condition with all repairs and maintenance required by Tenant hereunder having been performed, ordinary wear and tear and damage by casualty that is the responsibility of Landlord to repair excepted, and Tenant shall remove its personal property from the Premises in accordance with this Lease. Should any of the personal property or trade fixtures of Tenant remain upon the Premises after the Termination Date, all such property shall be deemed abandoned by Tenant, and Landlord may remove same at the cost and expense of Tenant with no liability to Tenant therefore, and Tenant hereby releases Landlord from all liability therefor.

14. QUIET ENJOYMENT. Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, deed of trust(s), or mortgage(s) of record, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. In the event this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior leases. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

15. EVENTS OF DEFAULT. The following events shall be deemed to be events of default by Tenant under this Lease:

(a) Tenant shall fail to pay any installment of the rent herein reserved, or payment with respect to taxes hereunder, or any other payment or reimbursement to Landlord required herein, within five (5) days of when due; provided, however, the aforesaid five day period shall be extended to ten days for any one instance in a twelve month period in which Tenant shall make a payment after the five day period.

(b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

(c) Tenant shall file a petition under any section or chapter of the Bankruptcy Reform Act, as amended or under any similar law or statute of the United States or any state thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

(d) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

(e) Tenant shall desert all of the Premises.

(f) Tenant shall fail to yield up immediate possession of the Premises to Landlord upon termination of this Lease.

(g) Tenant shall fail to comply with the provisions of this Lease concerning the Letter of Credit as required in paragraph 2 hereof.

(h) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the provisions of subparagraphs (a), (b), (c), (d), (e),(f) and (g) of this Paragraph 15), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant, or such additional period of time as shall be granted by Landlord should Landlord determine that Tenant is acting in good faith and proceeding diligently to effect a cure but additional time is required by Tenant to complete a cure.

16. REMEDIES. Upon the occurrence of any event of default in Paragraph 15 hereof, Landlord shall have the option to pursue any remedy at law or in equity, including, but not limited to, one or more of the following remedies without any notice or demand whatsoever:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel and remove Tenant and any other person who may be occupying the Premises or any part thereof, with or without judicial approval, by any legal means necessary, without being liable for prosecution or any claim of damages therefor; secure the Premises against unauthorized entry; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, with or without judicial approval, by any legal means necessary, without being liable for prosecution and receive the rent thereof; secure the Premises against unauthorized entry; store any property located on the Premises at the expense of the owner thereof and Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event Landlord is successful in reletting the Premises at a rental in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rental, and Tenant does hereby specifically waive any claim to such excess rental.

(c) Enter upon the Premises, with or without judicial approval, by any legal means necessary, without being liable for prosecution or any claim for damages therefor, secure the Premises against unauthorized entry, remove all property of Tenant from the Premises and store it at the cost and expense of Tenant, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(d) Accelerate and demand the payment of all base rent and other charges due and payable hereunder over the term of this Lease which amount shall be reduced by any amounts received by Landlord from any new tenant that enters into occupancy of the Premises.

In the event Tenant fails to pay any installment of base rent or additional rent hereunder within fifteen days of the due date of such installment, Tenant shall pay to Landlord on demand a late charge in an amount equal to four percent (4%) of such installment to help defray the additional cost to Landlord for processing such late payment. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay any and all reasonable attorneys’ fees so incurred.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing, and no receipt of money by Landlord from Tenant after the termination of this Lease or after service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such termination, notice, suit or judgment, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.

17. LANDLORD’S LIEN. [INTENTIONALLY DELETED.]

18. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon; provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee or trustee for the purpose of further subjecting and subordinating this Lease to the lien of any such mortgage or deed to trust, and shall forward same to Landlord within five days of a request therefor; provided, that any current or future mortgagee, trustee, or deed of trust beneficiary, as the case may be, shall provide Tenant with a nondisturbance agreement in form reasonably satisfactory to Tenant which shall grant Tenant the right to continue to occupy the Premises under the terms hereof so long as Tenant is not in default under this Lease.

19. MECHANIC’S LIENS. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Premises or under the terms of this Lease.

20. NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations, or other requirements with reference to the sending, mailing, or delivery of any notice by Landlord to Tenant or with reference to the sending, mailing, or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

(a) All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligations to pay rent and any other amounts to Landlord under the terms and of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

(b) Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when:

(i) deposited in the United States Mail, postage prepaid;

(ii) sent by federal express or other nationally recognized overnight courier, charges prepaid; or

(iii) sent by Certified or Registered Mail, return receipt requested, postage prepaid,

and addressed to the parties hereto at the respective addresses set out below, or at other such addresses as they have heretofore specified by written notice delivered in accordance therewith.

LANDLORD:

Weeks Realty, L.P.

1800 Perimeter Park Drive

Suite 200

Morrisville, North Carolina 27560

Attention: Mr. Robert G. Cutlip

With a copy to:

Dave Lindner

Weeks Realty, L.P.

1800 Perimeter Park Drive

Suite 200

Morrisville, NC 27560

Cathy M. Rudisill, Esq.

Smith Helms Mulliss & Moore, L.L.P.

2800 Two Hannover Square

Raleigh, North Carolina 27601

TENANT:

PPD Pharmaco, Inc.

3151 South 17th Street Extension

Wilmington, NC 28412

Attention: Director of Administration

With a copy to:

General Counsel

PPD Pharmaco, Inc.

3151 South 17th Street Extension

Wilmington, NC 28412

If and when included within the term “Landlord”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively, shall be deemed to have received notices in accordance with the provisions of this paragraph with the same effect as if each had received such notice.

21. BROKER’S CLAUSE. Tenant warrants and represents to Landlord that it has had no dealings with any real estate broker or agent in connection with this Lease other than Corporate Realty Advisors, and Weeks Corporation, and Tenant covenants to pay, hold harmless, and indemnify Landlord from and against any and all costs, expenses, liabilities (including reasonable attorneys’ fees), causes of action, claims or suits in connection with any compensation, commission, fee, or charges claimed by any other real estate broker or agent with respect to this Lease or the negotiation thereof, arising out of any act of Tenant. Landlord warrants and represents to Tenant that it has had no dealings with any real estate broker or agent in connection with this Lease other than Corporate Realty Advisors, and Weeks Corporation, and Landlord covenants to pay, hold harmless, and indemnify Tenant from and against any and all costs, expenses, liabilities (including reasonable attorneys’ fees), causes of action, claims or suits in connection with any compensation, commission, fee, or charges claimed by any other real estate broker or agent with respect to this Lease or the negotiation thereof, arising out of any act of Landlord.

22. LANDLORD’S LIABILITY. Notwithstanding anything to contrary contained in this Lease, Tenant agrees and understands that Tenant shall look solely to the estate and property of Landlord in the Building for the enforcement of a judgment (or other judicial decree) requiring the payment of money by Landlord to Tenant by reason of default or breach of Landlord in performance of its obligations under this Lease, it being intended that there will be absolutely no personal liability on the part of Landlord, its successors and assigns with respect to any of the terms, covenants, and conditions of this Lease, and no other assets of Landlord or of Landlord’s partners, if any, shall be subject to levy, execution, attachment or any other legal process for the enforcement or satisfaction of the remedies pursued by Tenant in the event of such default or breach, this exculpation of liability to be absolute and without exception whatsoever.

23. RULES AND REGULATIONS. Tenant shall fully comply with the Rules and Regulations attached hereto as Exhibit D and made a part hereof and any and all modifications thereof, or amendments thereto with respect to which Landlord notifies Tenant.

24. HAZARDOUS MATERIALS.

(a) Tenant agrees that it will not release, discharge, place, hold, or dispose of any Hazardous Material (as hereinafter defined) on, under or at the Premises, in the Building, or on the Land, and that it will not use the Premises, the Building, the Land, or any other portion thereof as a site for the treatment, storage, or disposal (whether permanent or temporary) of any Hazardous Material, other than materials used in the ordinary course of the business of Tenant in accordance with all Applicable Laws. Tenant further agrees that it will not cause or allow any asbestos to be incorporated into any improvements or alterations which Tenant makes or causes to be made to the Premises, or the Building.

(b) Tenant hereby agrees to indemnify, defend (with counsel reasonably approved by Landlord) and hold harmless Landlord of from and against any and all losses, liabilities, damages, injuries, costs, fines, penalties, expenses and claims of any and every kind whatsoever (including without limitation, expert and consultant fees, court costs and attorneys’ fees at all tribunal levels) which at any time or from time to time may be paid, incurred or suffered by, or asserted against Landlord for, with respect to, or as a direct or indirect result of (i) any breach by Tenant of the provisions of this Paragraph, or (ii) the acts or omissions of Tenant or any agent, employee, invitee, licensee, or independent contractor of Tenant resulting in or contributing to, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from, onto, or into the Premises, the Building, the Land, the atmosphere, or any watercourse, body of water, or groundwater, of any Hazardous Material or (iii) the violation of any applicable law including, without limitation, any third party claim or claims for contribution or cost recovery under applicable laws or common law. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the termination or expiration of this Lease, for any reason, and shall continue to be the liability, obligation and indemnification of Tenant, binding upon Tenant forever. The provisions of the preceding sentence shall govern and control over any inconsistent provision of this Lease.

(c) For purposes of this Lease, “Hazardous Material” means and includes any radioactive, hazardous or toxic substance, pollutant, contaminant, effluent, gas, petroleum product or medical product or waste defined as such in (or for purposes of) the

Comprehensive Environmental Response, Compensation, and Liability Act, as amended, any so-called “Superfund” or “Superlien”, law, the Toxic Substances Control Act, as amended, or any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any radioactive, hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, or any other hazardous, toxic or dangerous, waste, substance or material, gas or petroleum product, and “Applicable Laws” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, any so-called “Superfund” or “Superlien”, law, the Toxic Substances Control Act, as amended, or any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any radioactive, hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, or any other hazardous, toxic or dangerous, waste, substance or material, gas, petroleum product, medical product or waste.

(d) Tenant shall provide Landlord with a list of any and all Hazardous Materials released, discharged, placed, held, or disposed of on the Premises, and certification to Landlord of compliance by Tenant with all Applicable Laws, within ten days of a request therefor by Landlord.

25. [INTENTIONALLY DELETED.]

26. COVENANT OF TENANT. If Landlord encounters difficulties in negotiating permanent or construction financing for the Building, and after using its best efforts is unable to resolve those difficulties without obtaining minor modifications to this Lease, Tenant will act in good faith to execute an amendment to this Lease, but this agreement on the part of Tenant will not require Tenant to make any changes that in Tenant’s reasonable judgment alter the term hereof, or adversely affect any substantive right of Tenant, whether legal or economic.

27. MISCELLANEOUS.

(a) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

(b) The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a resolution, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

(c) The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(d) Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease.

(e) This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

(f) All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment obligations concerning the condition of the Premises.

(g) In the event of a transfer by Landlord of its interest in the Premises, Landlord shall be released from all obligations and liabilities under the terms of this Lease subsequent to the date of such transfer. In the event a transferee shall agree to assume the obligations and liabilities of Landlord under the Lease prior to the date of the transfer, Landlord shall be released from all obligations and liabilities under the Lease.

(h) If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(i) [INTENTIONALLY DELETED.].

(j) All references in this Lease to “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

(k) Time is of the essence of this Lease.

(l) (i) If Landlord (1) breaches any agreement or obligation in this Lease and such breach continues for a period of thirty (30) days after written notice to Landlord by Tenant, or (2) through Landlord’s gross negligence or willful act, Landlord fails to provide (where Landlord is obligated to provide the Landlord Essential Service), or Landlord fails to act reasonably to cause a cure (but only to the extent that Landlord is responsible for the cure and such cure is within Landlord’s control to effect) or Landlord otherwise affirmatively acts to stop, interrupt or materially reduce a Landlord Essential

Service (as hereinafter defined) so that Tenant is not able to carry on its business at the Premises for five (5) consecutive business days and such interruption continues for a period of five (5) business days after written notice to Landlord, then upon the occurrence of (l) and/or (2) above, if Landlord shall not in good faith have commenced the curing of such breach specified in (1) or (2) above within such thirty (30) or five (5) business day period after written notice, as the case may be and thereafter, shall have not diligently and continuously proceeded to cure such breach completely, the Landlord shall be in default hereunder, and Tenant shall have all rights and remedies available at law or in equity for such default.

(ii) In addition, Tenant shall have the right but not the obligation, to effect a cure on behalf of Landlord and to demand the actual and reasonable costs of cure from Landlord.

(iii) For purposes of this Lease, a “Landlord Essential Service” does not mean a service to be provided by Landlord under this Lease per se, but rather a facility or system within the Building controlled, operated or maintained by Landlord (but not a third party, e.g., Carolina Power & Light Company, to the extent that such third party is responsible) that provides electricity, elevator service, telecommunications (including data transmission), and heating, air conditioning and ventilation and are necessary for the purpose of Tenant’s conduct of its business at the Premises.

(iv) Landlord shall have no liability for any incidental or consequential damages of Tenant, or anyone claiming by, through or under Tenant, for any reason whatsoever.

(m) In the event that Landlord shall default in the performance of Landlord’s obligations hereunder, the holder of a mortgage or the beneficiary of a deed of trust which includes the Premises shall have the right, but not the obligation, to perform or comply with any covenants, agreements and provisions violated in connection with such default. Further, if such holder or beneficiary notifies Tenant that such holder or beneficiary has taken over Landlord’s right under this Lease, Tenant shall not assert any right to deduct the cost of repairs or any monetary claims against Landlord theretofore accrued from rent thereafter due and payable, but shall look solely to Landlord and not such holder or beneficiary for satisfaction of such claim.

(n) This Lease does not create the relationship of partner or joint venturer between Landlord and Tenant.

(o) The laws of the State of North Carolina shall govern the interpretation, the validity, performance and enforcement of this Lease.

(p) The undersigned officer of Tenant does hereby warrant and certify to Landlord that Tenant is a corporation in good standing and duly organized under the laws of the State of Texas and is authorized to do business in the State of North Carolina. The undersigned officer of Tenant hereby further warrants and certifies to Landlord that such officer is authorized and empowered to bind the corporation to the terms of this Lease by such officer’s signature hereto. Tenant shall provide Landlord a consent of its officers and directors to enter into this Lease, and the person authorized to sign this Lease on behalf of Tenant concurrently with the execution of this Lease.

(q) This Lease shall be executed in duplicate, each of which shall be deemed an original and complete of itself and may be introduced into evidence or used for any purpose without the production of any other copy. If Tenant is a corporation, two authorized corporate officers must execute this Lease in their appropriate capacity for Tenant and affix the corporate seal.

(r) The provisions contained in the Rider attached hereto, if any, are incorporated herein by reference and made a part of this Lease. In the event of any conflict between the printed portion of this Lease and the Rider, the provisions of the Rider shall govern and control.

(s) Although the printed provisions of this Lease were drafted by Landlord, such fact shall not cause this Lease to be construed either for or against Landlord or Tenant.

(t) This Lease may not be recorded. Upon the request and at the expense of Tenant, Landlord shall execute a memorandum of this Lease suitable for recording which shall omit the financial terms herein but which shall identify the Premises and the term of this Lease. Upon the expiration of this Lease, a recorded memorandum of this Lease may be canceled of record by a document executed by Landlord, or its successor in interest for such purpose.

(u) Within five days of the request by Landlord upon the occurrence of a default or event of default hereunder by Tenant, Tenant shall provide to Landlord, financial statements of Tenant certified by the chief financial officer of Tenant.

(v) No remedy conferred herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(w) No provision of this Lease shall be deemed to waive any statutory (as provided in Chapter 44A of the North Carolina General Statutes), or common law rights of Landlord to assert a lien upon property of Tenant.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first above written.

LANDLORD:

WEEKS REALTY, L.P. (SEAL), a
Georgia limited partnership
authorized to do business in the
State of North Carolina as Weeks
Realty Limited Partnership

BY:	WEEKS GP HOLDINGS, INC., a
Georgia corporation, its sole general partner

By:	/s/ Robert G. Cutlip
Robert G. Cutlip,
Senior Vice President

TENANT:

PPD PHARMACO, INC., a Texas corporation

By:	/s/ Fred N. Eshelman
Print Name: Fred N. Eshelman
Title: CEO

Witness/Attest:

/s/ Meg Davenport
Print Name: Meg Davenport
Title: Executive Director, Corporate Administration

[CORPORATE SEAL]

EXHIBIT A

THE LAND

[TO BE ATTACHED UPON COMPLETION OF SITE PREPARATION FOR THE BUILDING.]

EXHIBIT B

FLOOR PLAN OF BUILDING AND PREMISES

EXHIBIT C

PLANS AND SPECIFICATIONS

EXHIBIT C-1

PROJECT DESIGN AND CONSTRUCTION SCHEDULE

EXHIBIT C-2

SHELL BUILDING COMPONENTS

*

EXHIBIT C-3

BASE BUILDING UPFIT

EXHIBIT D

RULES AND REGULATIONS

1. The sidewalks, common areas, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, and the streets, alleys or ways surrounding or in the vicinity of the Building shall not be obstructed by Tenant, even temporarily, or encumbered by Tenant or used for any purpose other than ingress to and egress from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building unless approved by Landlord. Signs on entrance doors shall, at Tenant’s expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without notice to Tenant or any liability therefor, and may charge the expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6. The bathrooms and plumbing fixtures shall not be used for any purposes other than those for which they were designed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the bathrooms or fixtures shall be the responsibility of Tenant.

7. Tenant shall not in any way deface any part of the Premises or the Building.

8. No bicycles, vehicles, or animals of any kind (other than animals used by Tenant for research purposes) shall be brought into or kept in or about the Premises, or in the Building. No cooking shall be done or permitted by Tenant on the Premises except that performed in the ordinary course of the business of Tenant and in conformity with all applicable laws, statutes, regulations. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9. [INTENTIONALLY DELETED.]

10. No space in the Building shall be used for the sale of merchandise, goods, or property of any kind at auction.

11. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

12. Neither Tenant, nor any of Tenant’s servants, employees, agents, visitors, or licensees, shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, or chemical substance, other than those used in the ordinary course of the business of Tenant and in compliance with all applicable laws, statutes, and regulations.

13. No additional locks or bolts of any kind shall be placed upon any of the doors, walls, accessways, or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord, not to be unreasonably withheld, and unless and until a duplicate key or access card, as applicable, is delivered to Landlord. Tenant shall, upon the termination of its tenancy (i) return to Landlord all keys for the Premises and for any area of the Building, or common areas, either furnished to, or otherwise procured by Tenant, (ii) restore the locks, walls, accessways, windows, and doors to their original condition on the date of this Lease by removing any security measures installed by Tenant, repairing any damage to the Premises or to the Building as a result of the restoration and removal, and (iii) in the event of the loss of any keys furnished to Tenant by Landlord, Tenant shall pay to Landlord the cost thereof.

14. Tenant shall not overload any floor.

15. Tenant shall not occupy or permit any portion of the Premises to be used for the possession, storage, manufacture or sale of liquor, narcotics, or tobacco in any form except as used in the ordinary course of the business of Tenant and in accordance with all applicable laws, statutes, and regulations.

16. Tenant shall be responsible for all persons for whom it issues passes and/or keys and shall be liable to Landlord for all acts of such persons.

17. The Premises shall not be used for lodging or sleeping, or for any illegal purpose.

18. Questions of Tenant regarding the Premises and the Building will be attended to only by Landlord or the property manager of the Premises.

19. Canvassing, soliciting, and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

20. All paneling, grounds or other wood products not considered furniture shall be of fire retardant materials.

21. No smoking is permitted in the Premises, or in the Building. Smoking is permitted outside the Building in designated smoking areas. All cigarette butts and other refuse should be placed in designated containers.

22. No weapons concealed or visible are permitted in the Premises, in the Building, or on the Land.

23. Landlord shall not be responsible to Tenant or liable for the non-observance or violation of any of these Rules and Regulations by any other tenant.

Whenever the above rules conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Lease, the provisions of the Lease shall govern.

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made this 28th day of February, 2000 by and between PPD DEVELOPMENT, INC., a Texas corporation formerly known as PPD Pharmaco, Inc. (hereinafter, the “Tenant”), and DUKE-WEEKS REALTY LIMITED PARTNERSHIP, an Indiana limited partnership, successor in interest to Weeks Realty, L.P., (hereinafter, the “Landlord”).

WITNESSETH:

WHEREAS, pursuant to a Lease Agreement dated December 16, 1998 by and between Landlord and Tenant (the Lease Agreement, and all amendments thereto shall be referred to herein collectively as the “Lease”), Landlord leased to Tenant certain premises in a building located in Morrisvile, Wake County, North Carolina 27560 which has been provided the address of 3500 Paramount Parkway, all as more particularly described in the Lease; and

WHEREAS, the parties desire to modify the Lease to, modify its provisions regarding the termination of certain lease agreements between Landlord and Tenant, as provided herein.

NOW, THEREFORE, in consideration of cash in hand paid and the promises and the provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend and modify the Lease as follows:

1. Premises. The Lease is hereby modified to reflect a corrected rental square footage of 61,603 rentable square feet.

2. Effective Date. The provisions of this Amendment shall be and become effective as of the day and year first above written.

3. Severability. In the event any term, covenant or condition of this Amendment, the Lease, or any amendments thereto shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby and each term, covenant or condition shall be valid and enforceable to the full extent permitted by law.

4. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

5. Authority of Tenant. Tenant certifies to Landlord that it is authorized to enter into this Amendment, and that those persons signing below on its behalf are authorized to do so, and shall promptly upon the request of Landlord provide a resolution to this effect.

6. Interpretation. Although the printed provisions of this Amendment were drafted by Landlord, such fact shall not cause this Amendment to be construed either for or against Landlord or Tenant.

7. Full Force and Effect. Except as modified hereby, the Lease remains unmodified and in full force and effect.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

9. Mutual Acknowledgement of Non-Existence of Claims. Landlord and Tenant acknowledge and agree that as of the day hereof there are no known claims by either party against the other party hereto arising from the relationship as Landlord and Tenant, respectively, pursuant to the Lease, as amended.

10. Confidentiality. The terms and provisions of the Lease, and this Amendment are strictly confidential, are to be shared by Tenant only with its accountant, employees, and attorneys, and each of those parties shall be advised of the confidential nature of the Lease, and this Amendment.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Amendment causing their respective seals to be affixed hereto the day and year first above written.

LANDLORD:

DUKE-WEEKS REALTY, LIMITED PARTNERSHIP, an Indiana limited partnership

BY:	DUKE-WEEKS REALTY CORPORATION, an Indiana corporation, its sole general partner

By:	/s/Dave Lindner
Dave Lindner,
Senior Vice President

TENANT:

PPD DEVELOPMENT, INC., a Texas
corporation qualified to do business in
North Carolina

ATTEST:

By:	/s/ Fred B. Davenport	By:	/s/ Fred Eshelman
	Secretary		President

[CORPORATE SEAL]

10/14/02

SECOND LEASE AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the      1st      day of          October          2002, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership, successor by merger to Weeks Realty, L.P., (hereinafter referred to as “Landlord”) and PPD DEVELOPMENT, LP    , a Texas limited partnership and successor in interest to PPD Development, Inc. (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease Agreement dated December 16, 1998 by and between landlord and Tenant, and as amended by that certain First Amendment To Lease Agreement dated February 28, 2000 (herein collectively referred to as the “Lease”), Landlord leased to Tenant certain premises in a building located on certain land (the “Land”) at 3500 Paramount Parkway, Raleigh, Wake County, North Carolina, all as more particularly described in the Lease; and

WHEREAS, the parties hereto desire to amend the Lease, to delete Paragraph 2 (f) of the Lease.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Landlord and Tenant to one another, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant amend the Agreement as follows:

1. Article 2. Base Rent, Operating Expenses and Security Deposit. Paragraph 2(f) of the Lease is deleted in its entirety and is of no further force or effect. Landlord covenants to cooperate with Tenant in canceling the Letter of Credit with the issuing bank.

2. Guaranty. In consideration of this Amendment, Tenant shall provide Landlord with a Guaranty of Lease executed by Pharmaceutical Product Development, Inc. in the form attached hereto as Exhibit A.

3. Effective Date. The provisions of this Amendment shall be and become effective as of the date and year first above written.

4. Severability. In the event any term, covenant or condition of this Amendment, the Lease, or any amendments thereto shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby and each term, covenant or condition shall be valid and enforceable to the full extent permitted by law.

5. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

6. Authority of Tenant. Tenant certifies to Landlord that it is authorized to enter into this Amendment, and that those persons signing below on its behalf are authorized to do so, and shall promptly upon the request of Landlord provide a resolution to this effect.

7. Interpretation. Although the printed provisions of this Amendment were drafted by Landlord, such fact shall not cause this Amendment to be construed either for or against Landlord or Tenant. All capitalized terms, not otherwise defined, shall be defined as provided in the Lease.

8. Full Force and Effect. Except as modified hereby, the Lease remains unmodified and in full force and effect.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

10. Mutual Acknowledgment of Non-Existence of Claims. Landlord and Tenant acknowledge and agree that as of the day hereof there are no known claims by either party against the other party hereto arising from the relationship as Landlord and Tenant, respectively, pursuant to the Lease, as amended.

11. Confidentiality. The terms and provisions of the Lease, and this Amendment are strictly confidential, are to be shared by Tenant only with its accountant, employees, and attorneys, and each of those parties shall be advised of the confidential nature of the lease, and this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed under seal and delivered as of the day and year first above written.

LANDLORD:
DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

		By:	Duke Realty Corporation, an Indiana corporation, its General Partner

		By:	/s/ H. Andrew Kelton
		Name:	H. Andrew Kelton
		Title:	Senior V. P.

ATTEST:		TENANT:

By: Name: Title:	/s/ B. Judd Hartman B. Judd Hartman Secretary	PPD DEVELOPMENT, LP, a Texas limited partnership

		By:	PPD GP, LLC, a Delaware limited liability company, its General Partner

		By:	/s/ Fred B. Davenport, Jr.
		Name:	Fred B. Davenport, Jr.
		Title:	Vice President

EXHIBIT A

GUARANTY OF LEASE

STATE OF NORTH CAROLINA	:
COUNTY OF WAKE	:	GUARANTY OF LEASE

THIS GUARANTY OF LEASE (the “Guaranty”), is made and entered into as of the     1st     day of         October        , 2002, by and between PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a         North Carolina         corporation (hereinafter the “Guarantor”) to DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (the “Landlord”);

W I T N E S S E T H:

WHEREAS, pursuant to a Lease Agreement dated December 16, 1998 by and between landlord and Tenant, and as amended by that certain First Amendment To Lease Agreement dated February 28, 2000 (herein collectively referred to as the “Lease”), Landlord leased to Tenant certain premises in a building located on certain land (the “Land”) at 3500 Paramount Parkway, Raleigh, Wake County, North Carolina, all as more particularly described in the lease; and

WHEREAS, the Lease is incorporated herein by this reference; and

WHEREAS, Guarantor has a monetary interest in Tenant and in the Lease and shall benefit from the execution of the Lease, and is willing to enter into this Guaranty;

NOW, THEREFORE, for and in consideration of the Lease, and as an inducement to Landlord to enter into the same, the Guarantor for itself and its heirs, successors and assigns, guarantees the full and punctual payment of all base rent, additional rent, and any and all other sums payable to Tenant to Landlord under the Lease, when and as the same shall be due and payable under the terms of the Lease, and guarantees to Landlord the due and punctual performance by Tenant of each and every term, covenant and condition contained in the Lease to be observed or performed by the Tenant thereunder; and in the event Tenant shall default in the payment or performance of the Lease, Guarantor hereby agrees immediately upon Landlord’s request to pay the sums due Landlord or to perform the defaulted or breached term, covenant or condition of the Lease and to pay all expenses and costs (including, but not limited to, legal costs and reasonable attorneys’ fees) paid or incurred by Landlord in enforcing the obligations of the Guarantor under this Guaranty.

Guarantor hereby consents and agrees that Landlord at any time, and from time to time, without notice to or further consent from Guarantor, and without releasing, discharging, modifying or otherwise affecting the obligations and liabilities of Guarantor in any manner, either with or without consideration, may upon notice to Guarantor, grant releases, compromises, waivers of compliance and other indulgences with respect to the Lease and this Guaranty to any persons or entities now or hereafter liable thereunder or hereunder, release any Guarantor or any other obligor under the Lease or this Guaranty, all without affecting the obligations and liabilities of Guarantor hereunder.

The obligations of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any rights or remedies against Tenant or any other person, not against securities or lien rights available to Landlord. Guarantor waives any right to require that an action be brought against Tenant or any other person or entity or to require that resort be had to any security prior to demand on Guarantor hereunder being made or prior to enforcement of the Guaranty. In the event of default under the Lease, Landlord shall have the right to enforce its rights, powers and remedies thereunder or hereunder in any other, or not at all, and all powers and remedies available to Landlord in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided under the Lease or hereunder or by law, in equity, or contract.

Guarantor waives any and all rights to require that Landlord pursue any other remedy or any other right prior to its pursuit under this Guaranty, and Guarantor hereby waives the provisions of Chapter 26 of the North Carolina General Statutes, including, but not limited to, the provisions of N.C. Gen. Stat. Sec. 26-7, as amended.

This Guaranty shall be governed by, and be construed in accordance with, the laws of the State of North Carolina.

This Guaranty may not be changed orally or by implication, and no obligation of the Guarantor or anyone or more of them can be released or waived by Landlord or any officer, agent, or employee of Landlord, except by writing signed by a duly authorized partner or agent of Landlord. This Guaranty shall be irrevocable by Guarantor until all amounts guaranteed hereby have been completely paid and all terms, covenants and conditions of the Lease guaranteed hereby have been performed and all obligations and undertakings of Guarantor hereunder have been completely performed.

Any notice or demand which by any provision of this Guaranty is required or allowed to be given to any Guarantor shall be deemed to have been sufficiently given for all purposes when made in writing and either delivered personally or delivered to an overnight courier service or deposited in the United States mail as certified or registered mail, postage prepaid, and either addressed to the Guarantor concerned at the address appearing beside its signature below or to such other address as any Guarantor shall furnish to Landlord in writing, the receipt of which shall be acknowledged in writing by Landlord.

The provisions of this Guaranty shall be binding upon Guarantor and its heirs, successors, legal representatives, and assigns. This Guaranty shall in no event be impaired by any change which may arise by reason of the bankruptcy or dissolution of Tenant.

IN WITNESS WHEREOF, the undersigned have executed this Guaranty under seal as of the day and year first set forth above.

WITNESS:	GUARANTOR:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation

/s/ B. Judd Hartman	By:	/s/ Fred B. Davenport, Jr.
Print Name: B. Judd Hartman	Print Name: Fred B. Davenport, Jr., President
	Address:	3151 South 17th Street
Wilmington, NC 28412
	FEIN:	56 1640186

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